Exhibit 99.1

Liberty Media Announces Plan to Split-Off a Majority of Liberty Entertainment

ENGLEWOOD, Colo. – December 12, 2008/PRNewswire-FirstCall/ – Liberty Media Corporation (Nasdaq:  LCAPA, LINTA, LMDIA) (“Liberty”) today announced that its board of directors has authorized a plan to distribute to the holders of Liberty Entertainment group tracking stock shares of a subsidiary that will hold a majority of the businesses, assets and liabilities currently attributed to the Liberty Entertainment group (Nasdaq:  LMDIA).  The transaction would be effected as a pro-rata redemption of a portion of the outstanding shares of Liberty Entertainment tracking stock in exchange for all of the outstanding shares of that subsidiary.  The transaction is intended to be tax-free to stockholders.  The subsidiary, which would become a separate public company, would be called Liberty Entertainment, Inc. (“Entertainment”).  The businesses, assets and liabilities not included in Entertainment would continue to be attributed to the Liberty Entertainment group tracking stock (“LMDI”).

“We continue to work on a plan to split-off Entertainment,” said Greg Maffei, president and CEO of Liberty.  “We believe a new asset-backed security will reduce the discount from fair value in our stock, thereby making it a more attractive currency, and will permit us to better pursue our strategic objectives.”

If the transaction is completed as currently contemplated, Entertainment will be comprised of approximately 52% of The DIRECTV Group, Inc., 50% of GSN, LLC, 100% of FUN Technologies and 100% of Liberty Sports Holdings, LLC, which holds three regional sports networks.  Entertainment will be the obligor on approximately $2 billion in debt incurred to acquire 78.3 million DIRECTV shares in April 2008.  Following the completion of the transaction, LMDI will primarily consist of 100% of Starz Entertainment, 37% of WildBlue Communications, Inc., and an undetermined amount of cash.  The split-off is subject to the satisfaction of various conditions including, but not limited to, an effective registration statement, the receipt of a tax ruling and the receipt of applicable shareholder approvals.  It is expected that the executive officers of Liberty also will serve as the executive officers of Entertainment.  There will be no change to the businesses, assets and liabilities attributed to the Liberty Interactive group or Liberty Capital group as a result of the split-off.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements regarding our expected redemption of a portion of the Liberty Entertainment tracking stock and the resulting split-off.  These forward looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release.  Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based

Additional Information

Nothing in this release shall constitute a solicitation to buy or an offer to sell shares of the new Entertainment or any of the Liberty Media tracking stocks described in this release.  The offer and sale of such shares in the proposed split-off will only be made pursuant to an effective registration statement. Liberty stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein, because it will contain important information about the transaction.  A copy of the registration statement and the proxy statement/prospectus, once filed, will be available free of charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the transaction. Information regarding Liberty’s (and, if formed, Entertainment’s) directors and executive officers and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.

About Liberty Media Corporation

Liberty Media Corporation owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (Nasdaq: LINTA), which includes Liberty’s interests in QVC, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia, (2) the Liberty Entertainment group (Nasdaq: LMDIA), which includes Liberty’s interests in The DIRECTV Group, Inc., Starz Entertainment, FUN Technologies, Inc., GSN, LLC, WildBlue Communications, Inc., and Liberty Sports Holdings LLC, and (3) the Liberty Capital group (Nasdaq: LCAPA), which includes all businesses, assets and liabilities not attributed to the Interactive group or the Entertainment group including its subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., and minority equity investments in Time Warner Inc. and Sprint Nextel Corporation.

SOURCE Liberty Media Corporation

CONTACT:

Courtnee Ulrich of Liberty Media LLC, +1-720-875-5420
Web site: http://www.libertymedia.com